                                                                   Exhibit 10.23


                                November 15, 1999

VIA OVERNIGHT COURIER

Wolfgang Hausen
Senior Vice President, General Manager
Logitech, Inc.
6505 Kaiser Drive
Fremont California 94555-3615

     RE:  MARKETING DEVELOPMENT FUND LETTER AGREEMENT

Dear Wolfgang,

     On behalf of Immersion, I am pleased to offer Logitech, Inc., support for a Marketing Development Fund ("MDF") which will be used to support Logitech's launch and promotion of the Wingman Force Feedback Mouse and subsequent force feedback mouse products. In order to enable Logitech to evangelize this important new class of peripheral devices and because Logitech is Immersion's first-to-market strategic partner with respect to force feedback cursor control devices, Immersion agrees to reimburse Logitech up to a total of one million U.S. dollars, US$1,000,000, for the MDF subject to the terms set forth below.

     QUARTERLY REIMBURSEMENTS: For a period of five calendar quarters, beginning the first calendar quarter of 2000 and terminating at the end of the first calendar quarter of 2001 (the "MDF Period"), Immersion agrees to reimburse Logitech up to US$200,000 per quarter for certain promotional activities undertaken by Logitech to launch and promote Logitech's Wingman Force Feedback Mouse and other force feedback mouse products (Immersion's reimbursement is intended for, but is not required to be used by, Logitech's Control Device Business Unit). All but the first US$200,000 to be reimbursed to Logitech by Immersion pursuant to the MDF is contingent on Immersion's successful completion of an underwritten public offering before January 1, 2000.

     REIMBURSEMENT PROCEDURE: Within thirty days of the end of the applicable calendar quarter during the MDF Period, Logitech will submit a reimbursement request to Immersion. Such reimbursement request will include a reasonably detailed summary of each promotional activity for which Logitech is requesting reimbursement, and receipts for third party expenses incurred by Logitech. Subject to the conditions described below, Immersion shall reimburse Logitech for an amount equal to but not exceeding US$200,000 within forty-five days of the end of the applicable quarter within the MDF Period.

     Immersion's quarterly reimbursement obligations will be subject to the following conditions:


          CONFIDENTIAL TREATMENT REQUESTED - THE SYMBOL `[**]' IS USED
           TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED
                    AND FILED SEPARATELY WITH THE COMMISSION.

     Future Version of Force Feedback Mouse. In order to remain eligible for quarterly MDF reimbursements, Logitech must agree in good faith to commit to a product roadmap for a new version of the force feedback mouse positioned for use as a [**] and [**] product. The new version of the force feedback mouse will be launched under a new name other than Wingman (i.e. MouseMan) and will contain a [**]. In addition, in order to remain eligible for quarterly MDF reimbursements, Logitech must meet the following milestones:

          (A) on or before [**], Logitech must publicly announce the new version (new SKU) of the force feedback mouse product; and

          (B) on or before [**], Logitech's new version (new SKU) of the force feedback mouse product must be available in commercial quantities through internet distribution and through retail distribution.

     Immersion and Logitech may agree to modify the milestone schedule described above by means of a written amendment signed by both parties setting forth a new milestone schedule.

     Promotional Campaigns. Only third party expenses that are incurred by Logitech specifically to fund promotional campaigns that are reasonably calculated to promote Logitech's force feedback mice products shall be eligible for reimbursement from Immersion under the MDF. In addition, MDF funds may only be used to reimburse moneys spent by Logitech on projects mutually agreed upon as confirmed in writing by email in advance. Immersion and Logitech agree to work together in good faith in order to approve reimbursable projects expeditiously.

     Use of MDF Funds. Logitech's expenditure of funds will only be reimbursed by Immersion if Logitech has used such funds to pay third parties who have provided services or products specifically targeted at promoting Logitech's force feedback mouse products properly marked with Immersion's FEELit logo (or successor replacement logo). Immersion can not and will not reimburse Logitech for funds used to pay Logitech employees or for Logitech's internal projects.

     Force Feedback Product Commitment. To be eligible for each quarterly reimbursement, Logitech must remain reasonably committed to the success of its new version of the force feedback mouse product positioned for the [**] and [**] market and to allocate reasonably sufficient marketing, manufacturing, and engineering resources to these force feedback products. For clarification, Logitech will maintain the Wingman version of the product until the new version (non-Wingman) is available, at which point Logitech may chose to market only a single SKU. Of course Logitech is free to pursue multiple SKUs if it so desires.

          CONFIDENTIAL TREATMENT REQUESTED - THE SYMBOL `[**]' IS USED
           TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED
                    AND FILED SEPARATELY WITH THE COMMISSION.

     Marketing Collateral. To be eligible for each quarterly reimbursement, Logitech must include the Immersion brand logo and slogan on those marketing materials that reference or depict force feedback functionality or force feedback products. This includes but is not limited to product datasheets, advertisements, web pages, and trade show promotions.

If Logitech is in material noncompliance with the conditions set forth above in whole or in part, then Immersion will notify Logitech in writing and will not be responsible for subsequent reimbursements to the extent of such noncompliance.

     This letter agreement is the entire agreement between Logitech and Immersion related to the MDF, and supersedes all prior statements, proposals or agreements, whether written or oral, with respect to the subject matter herein and may be modified only by a writing executed by an authorized representative of Immersion. This letter agreement is governed by the laws of the State of California without application of its conflicts of law principles.

     We look forward to working with you on these marketing efforts. We are happy to make this contribution to your force feedback mouse efforts, and are confident that by working together we can achieve the goal of bringing feel to every desktop.

                                       Sincerely,

                                       /s/ LOUIS ROSENBERG
                                       ---------------------------
                                       Louis Rosenberg, Ph.D.
                                       President & CEO

Please sign below to indicate Logitech's understanding and agreement with the terms described above and return a copy of this letter agreement to me at Immersion.

Acknowledged and Agreed

/s/ WOLFGANG HAUSEN
-----------------------
Wolfgang Hausen
S.V.P., General Manager
Logitech, Inc.


          CONFIDENTIAL TREATMENT REQUESTED - THE SYMBOL `[**]' IS USED
           TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED
                    AND FILED SEPARATELY WITH THE COMMISSION.